Exhibit 10.6
Biolase Technology, Inc.
4 Cromwell
Irvine, California 92618
April 3, 2009
David M. Mulder
c/o Biolase Technology, Inc.
4 Cromwell
Irvine, California 92618

Re:	Amendment No. 2 to Employment Agreement
Dear Mr. Mulder:
This letter agreement shall serve to amend that certain Employment Agreement, dated April 29, 2008, as amended by that certain letter agreement, dated March 4, 2009 (the “Employment Agreement”), by and between Biolase Technology, Inc. (the “Company”) and David M. Mulder (the “Executive”).
Effective as of March 5, 2009, the parties agree as follows:
1. The first sentence of Section 3.A. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“Executive shall be paid a base salary at the annual rate of not less than TWO HUNDRED FIFTY THOUSAND dollars ($250,000) per annum (hereinafter “Base Salary”) during the Employment Period.”
2. The first sentence of Section 4.A. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“For each full calendar year during the Employment Period, Executive may earn an annual Performance Bonus of up to ONE HUNDRED FIFTY THOUSAND dollars ($150,000) (the “Performance Bonus Target”) based on achievement of Performance Bonus criteria.”
3. The second sentence of Section 5.C. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“For purposes of this Section 5.C, “Relocation Expenses” shall mean (i) travel, lodging and meal expenses for Executive and his spouse and children for house hunting trips or relocation to Executive’s new principal residence, (ii) expenses for moving the household goods, personal effects and automobiles of Executive and his spouse and children from Executive’s current principal residence to his new principal residence, (iii) brokerage commission expenses incurred by Executive in connection with the sale of Executive’s current principal residence, and (iv) amounts calculated in accordance with Section 5.F. below, provided the expenses described in clause (i), (ii) or (iii) are directly related to the relocation of Executive’s principal residence in connection with Executive’s commencement of employment with the Company. The total amount of Relocation Expenses reimbursed by the Company shall not exceed FIFTY THOUSAND dollars ($50,000), and such Relocation Expenses shall be reimbursed only if incurred by Executive not later than December 31, 2009.”
4. The following new Section 5.F. is hereby added to the Employment Agreement:
“F. From the Effective Date until December 31, 2009, Executive shall be provided with an apartment for Executive’s personal use in Irvine, California, which apartment shall be reasonably acceptable to the Company and Executive and with a rental rate of not more than $2,100 per month; provided however, $1,050 of rent that is incurred each month by the Company shall be treated as Relocation Expenses pursuant to Section 5.C. above and shall reduce the total amount of Relocation Expenses available to the Executive as provided for in such section.”
This letter agreement amends certain terms and conditions of the Employment Agreement. All other terms and conditions of the Employment Agreement that are not modified by this letter agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect. Should there be any conflict between the terms and conditions contained in this letter agreement and the Employment Agreement, the terms and conditions of this letter agreement shall govern and control.
Please acknowledge your agreement to the foregoing terms and conditions by countersigning this letter agreement in the space provided below.
Very truly yours,

BIOLASE TECHNOLOGY, INC.
By:	/s/ James R. Largent
	Name:	James R. Largent
	Title:	Chairman, Compensation Committee

ACKNOWLEDGED AND AGREED:
/s/ David M. Mulder
David M. Mulder

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